CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-194902, 333-202813, 333-206325 and 333-209784 on Form S-8 of our report dated February 24, 2017, relating to the consolidated financial statements of Aerohive Networks, Inc. and its subsidiaries (the “Company”) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company's accounting policy for sales commissions, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 24, 2017